UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2016

MEDBOX, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Wilshire Blvd. Ste. 1500

Los Angeles, CA 90017

(Address of principal executive offices) (zip code)

(800)-762-1452

(Registrant’s telephone number, including area code)

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2016, Jeff Goh, 51, Director, President and Interim Chief Executive Officer of Medbox, Inc. (the “Company”) was promoted to Chief Executive Officer of the Company. He will also retain his positions as Director and Company President. Mr. Goh has served in his present officer roles with the Company since June 30, 2015. He has served the Company as a director since October 2015. He joined the Company as Chief Operating Officer on April 1, 2015 and was a consultant to the Company from August 2014 to March 2015.

Mr. Goh previously served as Chief Executive Officer of Heart Brand Foods, a producer of heart-healthy snack food products that help to reduce LDL cholesterol, from 2012 to 2014. Mr. Goh also previously served as Chief Executive Officer of Two Chefs on a Roll, a custom producer of savory and bakery private label food products, from 2001 to 2010. Throughout his career, Mr. Goh has focused on leading and developing businesses involved in fast-growing sectors of food, technology and international commerce.

On January 5, 2016, Clint Pyatt, 44, Senior Vice President, Operations and Government Relations, was promoted to Chief Operating Officer of the Company. He will continue to act as Senior Vice President, Government Relations. Mr. Pyatt has served in his present roles with the company since May 20, 2015.

Mr. Pyatt previously was Chief Executive Officer of CorGreen Technologies, Inc., a provider of products and services to licensed medical marijuana and recreational operators. Earlier, he held management positions in finance and real estate. He also served in the U.S. Marine Corps for six years in several operational capacities, including participation in Desert Shield, Desert Storm and Somalia rescue efforts.

On January 6, 2016, the Company issued a press release announcing the appointment of Mr Goh as Chief Executive Officer and of Mr. Pyatt as Chief Operating Officer. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated January 6, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDBOX, INC.

Dated: January 6, 2016	By:	/s/ Jeff Goh
Name: Jeff Goh
Title: Chief Executive Officer and President